UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

April 4, 2016

Date of Report (Date of earliest event reported)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-21184	86-0629024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

235 West Chandler Boulevard

Chandler, Arizona 85224-6199

(Address of principal executive offices)

(480) 792-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed on Form 8-K, on January 19, 2016, Microchip Technology Incorporated, a Delaware corporation (“Microchip”), Atmel Corporation, a Delaware corporation (“Atmel”), Hero Acquisition Corporation, a Delaware corporation and wholly owned indirect subsidiary of Microchip (“Merger Sub”), entered into an Agreement and Plan of Merger on January 19, 2016 (the “Merger Agreement”). This Form 8-K is being filed in connection with the consummation of the transactions contemplated by the Merger Agreement.

On April 4, 2016, Merger Sub merged with and into Atmel, with Atmel as the surviving corporation as a wholly owned indirect subsidiary of Microchip (the “Merger”). At the Effective Time (as defined in the Merger Agreement):

(a)	each share of Atmel common stock that was issued and outstanding immediately prior to the consummation of the Merger (except for Atmel common stock held by Microchip, Atmel and their respective subsidiaries and except for dissenting shares) was canceled and converted into the right to receive (i) $7.00 in cash, without interest, (ii) 0.0237 of a share of Microchip common stock (clauses (i) and (ii) together, the “Merger Consideration”), and (iii) cash in lieu of fractional shares of Microchip common stock; and

(b)	each outstanding restricted stock unit, deferred stock unit, performance-based restricted stock unit or similar right with respect to Atmel common stock (including “performance share awards” denominated in restricted stock units) (each, an “Atmel Unit”) that was held by an individual who continued in service with Microchip at the Effective Time was assumed by Microchip and converted into an equivalent award in respect of Microchip common stock using an exchange ratio equal to $8.15 divided by $48.439.

Immediately prior to the Effective Time, each outstanding option to purchase shares of Atmel common stock (each, an “Atmel Option”), whether vested or not, became vested and exercisable in full. To the extent that such Atmel Options were not exercised voluntarily, such Atmel Options were automatically “net-exercised,” and upon such exercise, the former holder of the Atmel Option was issued the net number of shares of Atmel common stock resulting from the “net exercise,” and such stockholder is entitled to receive the Merger Consideration in respect of these shares of Atmel common stock. All Atmel Options with an exercise price greater than the Merger Consideration were cancelled at the Effective Time for no consideration. No former Atmel Options remain outstanding.

Microchip expects to pay an aggregate of approximately $2.98 billion in cash and issue an aggregate of approximately 10.1 million shares of Microchip common stock as Merger Consideration.

The foregoing description of the terms set forth in the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Microchip’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 19, 2016 and incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

The information pursuant to Item 2.02 in this report on Form 8-K is being furnished as contemplated by General Instruction B(2) to Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

On April 4, 2016, Microchip announced the expected results of its operations for the fourth fiscal quarter ended March 31, 2016 and the closing of the Atmel acquisition. The complete release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements of Atmel required by this item were previously filed and incorporated by reference in the Company’s Registration Statement on Form S-4 dated February 24, 2016.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by Microchip Technology Incorporated entitled “Microchip Technology Completes Atmel Acquisition and Provides Update on its Fiscal Fourth Quarter 2016.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 4, 2016	MICROCHIP TECHNOLOGY INCORPORATED, a Delaware corporation

By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued by Microchip Technology Incorporated entitled “Microchip Technology Completes Atmel Acquisition and Provides Update on its Fiscal Fourth Quarter 2016.”